      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 1998

                                                    REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                CBS CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

         PENNSYLVANIA                        4833                         25-0877540
(State or Other Jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)         Identification No.)

                            ------------------------
                              51 WEST 52ND STREET
                               NEW YORK, NY 10019
                                 (212) 975-4321
   (Address, including zip code, and telephone number, including area code of
                   Registrants' principal executive offices)

                            LOUIS J. BRISKMAN, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                                CBS CORPORATION
                              51 West 52nd Street
                               New York, NY 10019
                                 (212) 975-4321

(Name, address, including zip code, and telephone number, including area code of agent for service)

                            ------------------------

                                   COPIES TO:
                             DENNIS J. BLOCK, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 Fifth Avenue
                            New York, NY 10153-0119
                                 (212) 310-8000
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box.     [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                            PROPOSED            PROPOSED
                                                             MAXIMUM             MAXIMUM
TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE       OFFERING PRICE         AGGREGATE           AMOUNT OF
         TO BE REGISTERED              REGISTERED          PER NOTE(1)      OFFERING PRICE(1)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
7.15% Senior Notes due 2005.......    $500,000,000            100%            $500,000,000          $147,500
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f).

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 7, 1998

PROSPECTUS

                                      LOGO

               OFFER TO EXCHANGE ITS 7.15% SENIOR NOTES DUE 2005
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
         FOR ANY AND ALL OF ITS OUTSTANDING 7.15% SENIOR NOTES DUE 2005

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 PM., NEW YORK CITY TIME,
                   ON                , 1998, UNLESS EXTENDED.

     CBS Corporation, a Pennsylvania corporation (the "Company") hereby offers (the "Exchange Offer"), upon the terms and conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 7.15% Senior Notes due 2005 (the "Exchange Notes"), registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement of which this prospectus is a part, for each $1,000 principal amount of its outstanding 7.15% Senior Notes due 2005 (the "Old Notes"), of which $500,000,000 principal amount is outstanding. The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement (as defined). The Old Notes and the Exchange Notes are referred to herein collectively as the "Notes." The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture dated as of May 20, 1998 (the "Indenture") by and between the Company and Citibank, N.A., as trustee, governing the Notes. See "The Exchange Offer" and "Description of Notes."

     The Company will accept for exchange any and all Old Notes validly tendered
and not withdrawn prior to 5:00 p.m., New York City time on                  ,
1998, unless extended by the Company in its sole discretion (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m. on the Expiration Date. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer."

     The Old Notes were sold by the Company on May 20, 1998 to Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc. and J.P. Morgan Securities Inc. (the "Initial Purchasers") in a transaction not registered under the Securities Act in reliance upon an exemption under the Securities Act (the "Initial Offering"). The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless registered under the Securities Act or unless an applicable exemption from the registration requirements of the Securities Act is available. The Exchange Notes are being offered hereunder in order to satisfy the obligations of the Company under the Registration Rights Agreement entered into among the Company and the Initial Purchaser in connection with the Initial Offering. See "The Exchange Offer."

     The Notes will mature on May 20, 2005. Interest on the Notes will accrue at a rate of 7.15% per annum and be payable semi-annually in arrears on each May 20 and November 20, commencing November 20, 1998. The Notes will be redeemable, at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present value of the Remaining Scheduled Payments (as defined herein) on the Notes to be redeemed, discounted to the date of redemption, on a semiannual basis, at the Treasury Rate (as defined herein) plus 25 basis points, plus accrued interest thereon to the date of redemption. See "Description of Notes -- Optional Redemption."
                                                        (Continued on next page)
                            ------------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER THEIR OLD NOTES IN THE EXCHANGE OFFER.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

            The date of this Prospectus is                  , 1998.

(cover page continued)
     Based upon an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in certain no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer -- Resale of the Exchange Notes." Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer. Holders of Old Notes not tendered and accepted in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and benefits and will be subject to the limitations applicable thereto under the Indenture and with respect to transfer under the Securities Act. See "The Exchange Offer."

     There has not previously been any public market for the Old Notes or the Exchange Notes. The Company does not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. See "Risk Factors -- Absence of a Public Market Could Adversely Affect the Value of Exchange Notes." Moreover, to the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER, SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     UNTIL                     , 1998 (90 DAYS AFTER COMMENCEMENT OF THE
EXCHANGE OFFER), ALL DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

(cover page continued)

     THE EXCHANGE NOTES WILL BE AVAILABLE INITIALLY ONLY IN BOOK-ENTRY FORM. EXCEPT AS DESCRIBED UNDER "BOOK-ENTRY; DELIVERY AND FORM," THE COMPANY EXPECTS THAT THE EXCHANGE NOTES ISSUED PURSUANT TO THE EXCHANGE OFFER WILL BE REPRESENTED BY A GLOBAL NOTE (AS DEFINED), WHICH WILL BE DEPOSITED WITH, OR ON BEHALF OF, THE DEPOSITORY TRUST COMPANY ("DTC") AND REGISTERED IN ITS NAME OR IN THE NAME OF CEDE & CO., ITS NOMINEE. BENEFICIAL INTERESTS IN THE GLOBAL NOTE REPRESENTING THE EXCHANGE NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED THROUGH, RECORDS MAINTAINED BY DTC AND ITS PARTICIPANTS. AFTER THE INITIAL ISSUANCE OF THE GLOBAL NOTE, NOTES IN CERTIFICATED FORM WILL BE ISSUED IN EXCHANGE FOR THE GLOBAL NOTE ONLY UNDER LIMITED CIRCUMSTANCES AS SET FORTH IN THE INDENTURE. SEE "BOOK-ENTRY; DELIVERY AND FORM."

     PROSPECTIVE INVESTORS IN THE EXCHANGE NOTES ARE NOT TO CONSTRUE THE CONTENTS OF THIS PROSPECTUS AS INVESTMENT, LEGAL OR TAX ADVICE. EACH INVESTOR SHOULD CONSULT ITS OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF THE EXCHANGE NOTES. THE COMPANY IS NOT MAKING ANY REPRESENTATION TO ANY PROSPECTIVE INVESTOR IN THE EXCHANGE NOTES REGARDING THE LEGALITY OF AN INVESTMENT THEREIN BY SUCH PERSON UNDER APPROPRIATE LEGAL, INVESTMENT OR SIMILAR LAWS.
                            ------------------------

     THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT ARE NOT HISTORICAL FACTS BUT RATHER REFLECT THE COMPANY'S CURRENT EXPECTATIONS CONCERNING FUTURE RESULTS AND EVENTS. THE WORDS "BELIEVES," "EXPECTS," "INTENDS," "PLANS," "ANTICIPATES," "LIKELY," "WILL," AND SIMILAR EXPRESSIONS IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS, UNCERTAINTIES, AND OTHER FACTORS, SOME OF WHICH ARE BEYOND THE COMPANY'S CONTROL, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE FORECAST OR ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS.

     SUCH RISKS, UNCERTAINTIES, AND FACTORS INCLUDE, BUT ARE NOT LIMITED TO: THE COMPANY'S ABILITY TO DEVELOP AND/OR ACQUIRE TELEVISION PROGRAMMING AND TO ATTRACT AND RETAIN ADVERTISERS; THE IMPACT OF SIGNIFICANT COMPETITION BOTH FROM OVER-THE-AIR BROADCAST STATIONS AND FROM ALTERNATIVE ADVERTISING MEDIA SUCH AS CABLE TELEVISION, WIRELESS CABLE, IN-HOME SATELLITE DISTRIBUTION SERVICES, AND PAY-PER-VIEW AND HOME VIDEO ENTERTAINMENT SERVICES; THE COMPANY'S ABILITY TO COMPLETE THE DIVESTITURES OF ITS REMAINING INDUSTRIAL BUSINESSES ON A SCHEDULE IN ACCORDANCE WITH ITS ANNOUNCED PLANS IN ORDER TO COMPLETE ITS TRANSITION FROM AN INDUSTRIAL CONGLOMERATE TO A MEDIA COMPANY IN A TIMELY AND COST-EFFECTIVE MANNER; LITIGATION RELATING TO ITS DISCONTINUED BUSINESSES; THE IMPACT OF NEW TECHNOLOGIES; CHANGES IN FEDERAL COMMUNICATIONS COMMISSION REGULATIONS; AND SUCH OTHER COMPETITIVE AND BUSINESS RISKS AS FROM TIME TO TIME MAY BE DETAILED IN THE COMPANY'S COMMISSION REPORTS.

     ALL WRITTEN OR ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE FOREGOING CAUTIONARY STATEMENTS.

                             AVAILABLE INFORMATION

     The Company is subject to the periodic reporting and other financial requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. Such reports and other information filed with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and may also be accessed electronically by means of the Commission's website at http://www.sec.gov. Such materials can also be inspected at the offices of the New York Stock Exchange (the "NYSE"), 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Exchange Offer Registration Statement. For further information with respect to the Company and the Exchange Offer, reference is made to the Exchange Offer Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Exchange Offer Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 and the Company's Current Reports on Form 8-K dated January 7, 1998, February 4, 1998, February 5, 1998, April 30, 1998, June 5, 1998 and June 29, 1998 are incorporated herein by reference. In addition, all documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge to each person to whom this Prospectus has been delivered, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to CBS Corporation, 51 West 52nd Street, New York, New York 10019, Attention: Corporate Relations, telephone number (212) 975-4321.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements and related notes thereto appearing elsewhere in or incorporated by reference into this Prospectus. In November 1997, the Company announced the divestiture of its remaining industrial businesses and expects to complete the sale of these businesses in 1998. References to discontinued operations and discontinued businesses refer to the Company's industrial businesses previously divested or expected to be divested in 1998. To reflect the change in focus of its business operations, the Company's name was changed from Westinghouse Electric Corporation to CBS Corporation effective December 1, 1997. Unless the context otherwise requires, reference to the "Company" herein refers to CBS Corporation and its consolidated subsidiaries. For purposes of calculating data with respect to segment revenues and EBITDA (as defined), reference to "Media Revenue" herein refers to revenue as reported before the elimination of intercompany sales and reference to "Media EBITDA" herein refers to EBITDA before certain non-allocated corporate overhead costs, intercompany eliminations, and residual costs of discontinued businesses.

                                  THE COMPANY

     The Company is one of the largest radio and television broadcasters in the United States. The Company operates its four principal businesses through its Radio, Television Stations, Television Network and Cable Groups. These businesses provide network television services to affiliated television stations; operate the Company's non-broadcast television networks; produce news, sports, and entertainment programming; and own and operate 14 television broadcast stations and own 173 radio stations. For the twelve months ended March 31, 1998, the Company had $6 billion in revenues and $951 million in EBITDA. As of June 30, 1998, the Company's equity market capitalization was approximately $23 billion.

     Over the past several years, the Company has significantly redefined its business portfolio. The Company acquired CBS Broadcasting Inc. (formerly CBS Inc.) in November 1995, Infinity Broadcasting Corporation ("Infinity") in December 1996, Gaylord Entertainment Company's two major cable networks, The Nashville Network ("TNN") and Country Music Television ("CMT"), in September 1997, and the radio broadcasting operations of American Radio Systems Corporation ("American Radio") in June 1998.

BUSINESSES

Radio Group

     After the June 1998 American Radio acquisition, the Company owns 173 AM and FM radio stations in 35 markets. The Company's stations serve diverse target demographics through a broad range of programming formats such as rock, oldies, news/talk, adult contemporary, sports/talk, and country, including leading franchises in news, sports, and personality programming. Following completion of the divestitures required by the Federal Communications Commission ("FCC") and the Department of Justice in connection with the American Radio acquisition and the completion of other pending transactions, the Company will own approximately 165 radio stations; 62 of these radio stations are in the ten largest radio markets in the United States. The Company believes that its presence in large markets makes it attractive to advertisers and that the overall diversity of its stations reduces its dependence on any single station, local economy, format or advertiser. The Company also has a minority equity investment in and manages Westwood One Inc., one of the nation's leading producers and distributors of syndicated and network radio programming.

     The Radio Group also includes TDI Worldwide, Inc. ("TDI"), one of the largest outdoor advertising companies in the United States, operating approximately 100 franchises, the majority of which are located in major metropolitan areas. TDI also operates internationally with offices in the United Kingdom and the Republic of Ireland. TDI sells space on various media, including buses, trains, train platforms and terminals throughout commuter rail systems and on billboards and phone kiosks. The Radio Group has among the highest margins in the industry. Same station revenue growth of 20% in 1997 outpaced the industry. For the twelve months ended March 31, 1998, the Radio Group accounted for 25% of Media Revenue and 51% of Media EBITDA.

Television Stations Group

     The Television Stations Group consists of 14 owned and operated television stations located in seven of the ten largest markets and 11 of the top 20 markets in the United States. The Television Stations Group seeks to develop strong local franchises in each of its station's respective market. These stations also provide a significant distribution outlet for the Television Network, reaching approximately 32% of all television households in the United States. In addition to CBS Television Network programming, each station provides local news, public affairs and other programming to its local market. For the twelve months ended March 31, 1998, the Television Stations Group accounted for 15% of Media Revenue and 37% of Media EBITDA.

Television Network

     Through the CBS Television Network, the Company distributes a comprehensive schedule of news and public affairs broadcasts, entertainment and sports programming and feature films to more than 200 domestic affiliates and certain overseas affiliated stations. The domestic affiliates, which include the 14 owned and operated television stations as well as independently owned stations, serve all 50 states and the District of Columbia and reach over 99% of U.S. households with televisions. The Television Network is responsible for sales of advertising time for network broadcasts and related merchandising and sales promotion activity. The Television Network includes CBS Entertainment, CBS News and CBS Sports. In January 1998, the National Football League awarded the Company the rights to broadcast American Football Conference games beginning with the 1998 season. For the twelve months ended March 31, 1998, the CBS Television Network accounted for 54% of Media Revenue and 6% of Media EBITDA.

Cable Group

     The Cable Group owns and operates the Company's non-broadcast television networks, including TNN, CMT, Eye on People, TeleNoticias, and two regional sports networks. These networks are distributed by cable television and other multichannel technologies. Acquired in 1997, TNN and CMT, reaching more than 71 million and 42 million television households in the United States, respectively, are leading advertiser-supported cable networks featuring country music, lifestyle and entertainment programming. For the twelve months ended March 31, 1998, the Cable Group accounted for 6% of Media Revenue and 6% of Media EBITDA.

BUSINESS STRATEGY

     Following the divestiture of its remaining industrial businesses, the Company will have completed its transition from an industrial conglomerate to a leading media company. The Company's ongoing strategy is to: (i) develop new revenue opportunities within its existing businesses and markets; (ii) focus on reducing costs and increasing operating leverage; (iii) leverage the significant cross promotional opportunities among its businesses; (iv) continue its emphasis on free cash flow growth; and (v) improve Television Network profitability.

BUSINESS STRENGTHS

     Leading Market Position. The Company is one of the largest radio and television broadcasters in the United States. The CBS Television Network has been the highest-rated daytime network for the last eight years. The Radio Group is one of the largest radio and outdoor advertising companies, with operations in the largest markets in the United States. With same station revenue growth of 20% in 1997, the Radio Group outpaced the industry. The Television Stations Group is the second largest television station group in terms of household coverage in the United States.

     Strong Revenue and Cash Flow Growth. The Company has generated significant revenue growth in all its businesses through both internal growth and acquisitions. This revenue growth, coupled with ongoing cost-reduction initiatives and modest capital expenditures, generates substantial free cash flow.

     Business Diversification. Following the divestiture of its remaining industrial businesses, the Company will be a broad-based media company with interests in radio and television station operations and network and cable programming. The Company believes that its diversified portfolio of assets and broad geographical coverage reduce the Company's exposure to risks associated with any one business or region and provide significant cross promotion opportunities among the Company's businesses.

     Experienced and Proven Management. The Company's management team consists of individuals with significant experience in all aspects of the media business. Michael Jordan, Chairman and Chief Executive Officer, and Fredric Reynolds, Chief Financial Officer, have led the Company through the significant transformation from an industrial conglomerate to a leading media company. Mel Karmazin, President and Chief Operating Officer, joined the Company following the acquisition of Infinity in 1996 and provides substantial operating experience and leadership. Leslie Moonves, President and Chief Executive Officer of CBS Television, is one of the industry's leaders in television network programming and management.

RECENT DEVELOPMENTS

     Industrial Divestitures. In November 1997, the Company announced a definitive agreement to sell its power generation business for $1.5 billion in cash. The power generation sale is scheduled to close in mid-1998. In May 1998, the Company announced a definitive agreement to sell its process control division for $265 million in cash and the assumption of pension and other liabilities. This sale is scheduled to close in the third quarter of 1998. In June 1998, the Company announced a definitive agreement to sell its nuclear power and government operations businesses for $238 million in cash and the assumption of liabilities, commitments and obligations totalling approximately $950 million. This transaction is expected to close before the end of 1998. See
Note 7 to the Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Note 6 to the Condensed Consolidated Financial Statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, which are incorporated herein by reference.

     Media Acquisitions. In June 1998, the Company acquired the radio broadcasting operations of American Radio for $1.6 billion in cash plus the assumption of approximately $1 billion of debt.

                              THE INITIAL OFFERING

The Initial Offering.......  The Old Notes were sold by the Company on May 20,
                             1998 to the Initial Purchasers pursuant to a Purchase Agreement dated May 15, 1998 (the "Purchase Agreement"). The Initial Purchasers subsequently resold all of the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act.

Registration Rights
  Agreement................  Pursuant to the Purchase Agreement, the Company and
                             the Initial Purchasers entered into a Registration Rights Agreement dated as of May 20, 1998 (the "Registration Rights Agreement"), which grants the holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy such exchange and registration rights which terminate upon the consummation of the Exchange Offer.

                               THE EXCHANGE OFFER

Securities Offered.........  $500,000,000 aggregate principal amount of 7.15%
                             Senior Notes due 2005 of the Company.

The Exchange Offer.........  The Company is offering to exchange $1,000 principal amount of Exchange Notes for each $1,000 principal amount of Old Notes that are properly tendered and accepted. As of the date hereof, $500,000,000 aggregate principal amount of Old Notes are outstanding. The Company will issue the Exchange Notes to holders on or promptly after the Expiration Date.

                             Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes.

                             Any Participating Broker-Dealer that acquired Old Notes for its own account as a result of market-making activities or other trading activities may be a statutory underwriter. Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale. See "Plan of Distribution."

                             Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company.

Expiration Date............  5:00 p.m., New York City time, on             ,
                             1998 unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended.

Accrued Interest on the
  Exchange Notes and the
  Old Notes................  Each Exchange Note will bear interest from its issuance date. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the issuance date of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

Conditions to the Exchange
Offer......................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer -- Conditions."

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof (or, in the case of a book-entry transfer, transmit an Agent's Message (as defined) in lieu thereof), in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile (or Agent's message), together with the Old Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth herein. By executing the Letter of Transmittal (or transmitting an Agent's Message), each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. See "The Exchange Offer -- Purpose and Effect of the Exchange Offer" and "-- Procedures for Tendering."

Untendered Old Notes.......  Following the consummation of the Exchange Offer, holders of Old Notes eligible to participate but who do not tender their Old Notes will not have any further exchange or registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected. See "Risk Factors -- Lack of Public Market; Volatility; Restrictions on Resale."

Consequences of Failure to
  Exchange.................  The Old Notes that are not exchanged pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company, (ii) pursuant to Rule 144A or Rule 144 under the Securities Act or pursuant to some other exemption under the Securities Act, (iii) outside the United States to a foreign person pursuant to the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act. See "The Exchange
                             Offer -- Consequences of Failure to Exchange."

Shelf Registration
Statement..................  If any holder of the Old Notes (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
                             Act) is not eligible under applicable securities laws to participate in the Exchange Offer, and such holder has satisfied certain conditions relating to the provision of information to the Company for use therein, the Company has agreed to register the Old Notes on a shelf registration statement (the "Shelf Registration Statement") and to use its best efforts to cause it to be declared effective by the Commission as promptly as practical on or after the consummation of the Exchange Offer. The Company has agreed to maintain the effectiveness of the Shelf Registration Statement for, under certain circumstances, a maximum of two years, to cover resales of the Old Notes held by any such holders.

Special Procedures for
Beneficial Owners..........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering its Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Guaranteed Delivery
Procedures.................  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes (or comply with the procedures for book-entry transfer), the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent (or transmit an Agent's message in lieu thereof) prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders may be withdrawn at any time prior to 5:00
                             p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes
  and Delivery of Exchange
  Notes....................  The Company will accept for exchange any and all
                             Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

Certain U.S. Federal Income
Tax Considerations.........  For a discussion of material U.S. federal income tax considerations relating to the exchange of the Exchange Notes for the Old Notes, see "Certain U.S. Federal Income Tax Considerations."

Use of Proceeds............  There will be no cash proceeds to the Company from the issuance of the Exchange Notes pursuant to the Exchange Offer. See "Use of Proceeds."

Exchange Agent.............  The Exchange Agent is Citibank, N.A. The address and telephone and facsimile numbers of the Exchange Agent are set forth under "The Exchange
                             Offer -- Exchange Agent" and in the Letter of Transmittal.

                       SUMMARY OF THE TERMS OF THE NOTES

     The Exchange Offer applies to the Old Notes. The form and terms of the Exchange Notes are identical in all material respects to the form and terms of the Old Notes, except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Old Notes (which they replace) and will be issued under and be entitled to the benefits of the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of Notes."

Securities Offered............   $500,000,000 principal amount of 7.15% Senior
                                 Notes due 2005.

Maturity Date.................   May 20, 2005.

Interest Payment Dates........   May 20 and November 20 of each year, commencing
                                 November 20, 1998.

Optional Redemption...........   The Notes will be redeemable, at the option of
                                 the Company, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present value of the Remaining
                                 Scheduled Payments on the Notes to be redeemed, discounted to the date of redemption, on a semiannual basis, at the Treasury Rate plus 25 basis points, plus accrued interest thereon to the date of redemption. See "Description of Notes -- Optional Redemption."

Ranking.......................   The Notes will be unsecured senior obligations
                                 of the Company, and will rank pari passu in right of payment with all other existing and future unsubordinated obligations of the
                                 Company and senior in right of payment to all existing and future obligations of the Company expressly subordinated in right of payment to the Notes. The Notes, however, will be effectively subordinated to secured obligations, if any, of the Company with respect to the assets of the Company securing such obligations. As of March 31, 1998, on a pro forma basis after giving effect to the issuance of the Old Notes and the use of the net proceeds therefrom, consolidated indebtedness of the Company would have been approximately $3.6 billion (excluding $526 million of long-term debt allocated to discontinued operations), substantially all of which would have been unsecured senior indebtedness. In June 1998, in connection with the acquisition of American Radio, the Company incurred additional indebtedness. See
                                 "-- Recent Developments -- Media Acquisitions."

Certain Covenants.............   The Indenture under which the Notes will be
                                 issued contains covenants, including, but not limited to, covenants with respect to the following matters: (i) limitation on liens;
                                 (ii) limitation on sale and leasebacks; and
                                 (iii) limitation on consolidation, merger and sale of substantially all assets.

Governing Law.................   The Indenture and the Notes will be governed by
                                 the laws of the State of New York.

                                  RISK FACTORS

     See "Risk Factors" beginning on page 11 for a discussion of certain factors which should be considered before tendering Old Notes in exchange for Exchange Notes. The risk factors are generally applicable to the Old Notes as well as the Exchange Notes.

                                  RISK FACTORS

     In addition to the other information contained or incorporated by reference in this Prospectus, the following factors should be carefully considered before tendering Old Notes in exchange for Exchange Notes. The risk factors set forth below are generally applicable to the Old Notes as well as the Exchange Notes.

LEVERAGE

     The Company has substantial indebtedness which requires the Company to generate sufficient cash flow for the payment of the principal of and interest on such indebtedness. The Company is subject to significant interest expense and principal repayment obligations. As of March 31, 1998, on a pro forma basis after giving effect to the issuance of the Old Notes and the application of the net proceeds therefrom, the Company would have total indebtedness of approximately $3.6 billion (excluding $526 million of long-term debt allocated to discontinued operations). In June 1998, in connection with the acquisition of American Radio, the Company incurred additional indebtedness. See
"Summary -- Recent Developments -- Media Acquisitions." As a consequence of the Company's indebtedness, its ability to obtain additional financing in the future may be limited.

RANKING OF NOTES

     The Notes will be senior obligations of the Company and will rank pari passu in right of payment to all existing and future unsecured senior indebtedness of the Company. The Notes are not secured by any assets of the Company. Accordingly, the Notes will be effectively subordinated to any secured obligations of the Company to the extent of the value of the assets securing such obligation. If the Company becomes insolvent or is liquidated, or if payment under any secured obligation is accelerated, the lenders under such secured obligation will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the terms of the agreement securing such obligation. Any claims of such lenders with respect to such assets will be prior to any claim of the holders of the Notes with respect to such assets. Accordingly, it is possible that there would be no assets remaining from which claims of the holders of the Notes could be satisfied or if any such assets remain, such assets might be insufficient to satisfy such claims fully.

RESTRICTIVE COVENANTS

     The Company's credit facility, dated as of August 29, 1996, as amended, among the Company and certain lenders named therein (the "Credit Facility"), contains various financial and operating covenants which, among other things, require the maintenance of certain financial ratios. Violation of the covenants in the Credit Facility or in the indentures governing the Company's publicly-issued notes and debentures could result in a default under the Credit Facility which would permit the bank lenders thereunder to (i) restrict the Company's ability to borrow undrawn funds under the Credit Facility and (ii) accelerate the maturity of borrowings thereunder.

GOVERNMENT REGULATION

     Broadcasting. The domestic broadcasting industry is subject to extensive federal regulation which, among other things, requires approval by the FCC for the issuance, renewal, transfer and assignment of broadcasting station operating licenses, and limits the number of broadcasting properties the Company may own. The Telecommunications Act of 1996 (the "1996 Act") provides both new opportunities and potential new competition for broadcasting companies.

     The Company's broadcasting business will continue to be dependent upon maintaining broadcasting licenses issued by the FCC, which are issued for a maximum term of eight years. There can be no assurance that future renewal applications will be approved, or that renewals will not include conditions or qualifications that could adversely affect the Company's operations. The FCC's approval of the Company's acquisition of Infinity contained a number of temporary waivers of the FCC's television and radio cross-ownership rules (the "One-to-a-Market" Rule). These waivers were granted subject to the outcome of the pending ownership rulemaking in which certain deregulation of the "One-to-a-Market" Rule has been proposed. In the event that any station divestitures are required at the conclusion of this rulemaking, the Company would be required to file applications with the FCC for consent to the necessary divestitures within six months of the rulemaking order. The FCC orders approving both the CBS Broadcasting Inc. and Infinity acquisitions are subject to judicial appeals by certain third parties.

     Antitrust. The Company may in the future acquire additional radio or television stations and other media-related and outdoor advertising properties, many of which are likely to require antitrust review by the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") prior to such acquisition. There can be no assurance that the Antitrust Division or the FTC will not seek to bar the Company from acquiring additional radio or television stations or other media-related and outdoor advertising properties.

NEW TECHNOLOGIES

     Developments in radio technology could affect competition in the radio marketplace. New radio technology, known as digital audio broadcasting, can provide the sound quality of compact discs, which is significantly higher than that now provided by radio stations and networks using analog technology.

     Current and future technological developments may affect competition within the television marketplace. Developments in advanced digital technology may enable competitors to provide high definition pictures and sound qualitatively superior to what television stations now provide. Developing technology to compress digital signals may also permit the same broadcast or cable channel or satellite transponder to carry multiple video and data services, and could result in an expanded field of competing services.

COMPETITION

     The broadcast environment is highly competitive. The Company competes for audiences, advertising and program distribution rights with other broadcast television networks, television stations, cable networks and radio stations as well as other media, including satellite television services, pay-per-view and home video entertainment services and newspapers. In addition, the CBS Television Network competes with other television networks to secure affiliations with independently owned television stations in markets across the country which are necessary to ensure effective distribution of network programming to a nationwide audience.

RETAINED LIABILITIES OF DISCONTINUED BUSINESSES

     Liabilities for certain of the Company's environmental matters as well as certain litigation matters, although arising from discontinued businesses, are expected to be retained by the Company following the divestiture of the remaining industrial businesses. These liabilities include environmental obligations that are not related to active properties of operating businesses, accrued product liability claims for divested businesses, liabilities associated with asbestos claims, and general litigation claims not involving active businesses. Accrued liabilities associated with these matters, which have been separately presented as retained liabilities of discontinued businesses, totaled $945 million at March 31, 1998, including amounts related to previously discontinued businesses of CBS Broadcasting Inc. A separate asset of $241 million has been recorded for amounts recoverable from insurance carriers under previous settlement arrangements.

IMPACT OF YEAR 2000

     The Company is addressing the issues associated with its existing computer systems and their ability to operate effectively as the year 2000 approaches. These issues involve computer programs and applications that were written using two digits rather than four to identify the applicable year, and could result in system failures or miscalculations. Both internal and external resources are being utilized to address these matters throughout the Company. For the media businesses, the assessment and planning phases of the project are essentially complete. The Company believes that, based on available information, its year 2000 transition will not have a material adverse effect on its business, operations, or financial results; provided, however, that the full impact is uncertain and no assurances can be given as to the ultimate effect on the Company.

     For the businesses that the Company expects to divest in 1998, the assessment phase of the project is complete and the planning phase is well under way. These matters are not anticipated to materially affect the disposition of the businesses or the sale proceeds.

ABSENCE OF PUBLIC MARKET COULD ADVERSELY AFFECT THE VALUE OF EXCHANGE NOTES

     The Old Notes were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. Prior to the Exchange Offer, there has not been any public market for the Old Notes. The Old Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in the Exchange Offer. The market for Old Notes not tendered for exchange in the Exchange Offer is likely to be more limited than the existing market for such Notes. The holders of Old Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to filed a Shelf Registration Statement (as defined) with respect to such Old Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes, but they are not obligated to do so and may discontinue such market-making at any time. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of any Shelf Registration Statement. Accordingly, no assurance can be given that an active public or other market will develop for the Exchange Notes or as to the liquidity of the trading market for the Exchange Notes. If a trading market does not develop or is not maintained, holders of Exchange Notes may experience difficulty in reselling the Exchange Notes or may be unable to sell them at all. If a market for the Exchange Notes develops, any such market making may be discontinued at any time.

FAILURE TO EXCHANGE OLD NOTES

     Exchange Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal (or Agent's Message) and all other required documentation. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer."

                                USE OF PROCEEDS

     The Exchange Offer is intended to satisfy certain of the Company's obligations under the Purchase Agreement and the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated in this Prospectus, the Company will receive Old Notes in like principal amount, the form and terms of which are the same as the forms and terms of the Exchange Notes (which replace the Old Notes), except as otherwise described herein. The Old Notes surrendered in exchange for Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Notes will not result in any increase or decrease in the indebtedness of the Company. As such, no effect has been given to the Exchange Offer in the capitalization table. The net proceeds to the Company from the sale of the Old Notes was approximately $493 million after underwriting discounts and expenses. The Company used the net proceeds from the sale of the Old Notes was to repay a portion of indebtedness outstanding under the Credit Facility. As of March 31, 1998, the Company had an aggregate of $1.4 billion outstanding under the Credit Facility, excluding $384 million allocated to discontinued operations. In June 1998, in connection with the acquisition of American Radio, the Company incurred additional indebtedness. See "Summary -- Recent Developments -- Media Acquisitions." The Credit Facility expires on August 29, 2001. The average interest rate on borrowings outstanding as of March 31, 1998 was 6.4%. Amounts repaid under the Credit Facility as a result of the sale of the Old Notes may be re-borrowed.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1998, after giving effect to the issuance of the Old Notes and the application of the net proceeds therefrom. This information should be read in conjunction with the unaudited condensed consolidated financial statements of the Company, including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference in this Prospectus. (In millions).

Cash and cash equivalents...................................    $    72
                                                                =======
Short-term debt.............................................    $   128

Long-term debt (including current portion)(a)(b):
  Credit Facility...........................................        788
  7.15% Senior Notes due 2005...............................        500
  8 3/8% Notes due 2002.....................................        348
  7 7/8% Debentures due 2023................................        325
  6 7/8% Notes due 2003.....................................        275
  8 5/8% Debentures due 2012................................        273
  8 7/8% Notes due 2001.....................................        250
  8 7/8% Notes due 2014.....................................        150
  7 5/8% Notes due 2002.....................................        150
  7 3/4% Notes due 1999.....................................        125
  7 1/8% Notes due 2023.....................................         97
  8 7/8% Debentures due 2022................................         92
  Medium-Term Notes due through 2001........................         47
  Other.....................................................         50
                                                                -------
          Total long-term debt..............................      3,470

Shareholders' equity:
  Common Stock, $1.00 par value (1,100 million shares
     authorized and
     723 million shares issued).............................        723
  Capital in excess of par value............................      7,288
  Common stock held in treasury, at cost....................       (540)
  Retained earnings.........................................      1,468
  Accumulated other comprehensive loss......................       (779)
                                                                -------
       Total shareholders' equity...........................      8,160
                                                                -------
          Total capitalization..............................    $11,758
                                                                =======

---------------
(a) Amounts herein exclude $526 million of long-term debt allocated to discontinued operations.

(b) In June 1998, in connection with the acquisition of American Radio, the Company incurred additional indebtedness. See "Summary -- Recent Developments -- Media Acquisitions."

                     SELECTED FINANCIAL AND OPERATING DATA

     The selected consolidated historical financial data presented below have been derived from and should be read in conjunction with the Company's audited consolidated financial statements and the notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, which are incorporated herein by reference. The Company's historical financial data include the results of the following acquired entities subsequent to their respective dates of acquisition: TNN and CMT from September 30, 1997; Infinity from December 31, 1996; and CBS Broadcasting Inc. from November 24, 1995.

                                    THREE MONTHS ENDED
                                         MARCH 31,                FISCAL YEAR ENDED DECEMBER 31,
                                    -------------------   -----------------------------------------------
                                      1998       1997      1997      1996      1995      1994      1993
                                    --------   --------   -------   -------   -------   -------   -------
                                                                       (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
Revenues..........................  $ 1,949    $ 1,326    $ 5,363   $ 4,143   $ 1,074   $   744   $   684
Operating expenses................   (1,645)    (1,240)    (4,526)   (3,696)     (820)     (477)     (603)
Depreciation and amortization.....     (130)      (105)      (445)     (279)      (57)      (41)      (34)
Residual costs of discontinued
  businesses......................      (38)       (35)      (143)     (114)      (37)      (75)       (1)
                                    -------    -------    -------   -------   -------   -------   -------
Operating profit..................      136        (54)       249        54       160       151        46
Other income (expense), net.......        5         41         78        55       152      (131)       35
Interest expense..................      (75)      (101)      (386)     (401)     (184)      (26)      (55)
                                    -------    -------    -------   -------   -------   -------   -------
Income (loss) from continuing
  operations before income taxes
  and minority interest...........       66       (114)       (59)     (292)      128        (6)       26
Income tax (expense) benefit......      (47)        22        (73)       71       (75)        1        43
Income (loss) from discontinued
  operations......................       --        (60)       680       409       (57)       58      (388)
Net income (loss).................       19       (151)       549        95       (10)       48      (329)
OTHER FINANCIAL DATA (CONTINUING
  OPERATIONS):
EBITDA(a).........................  $   271    $    92    $   772   $   388   $   369   $    61   $   115
Capital expenditures..............       18         21        121        93        32        37        23
Ratio of earnings to fixed
  charges(b)......................     1.8x         (b)        (b)       (b)     1.6x        (b)     1.5x
Ratio of EBITDA to interest
  expense.........................     3.6x         (c)      2.0x      1.0x      2.0x      2.3x      2.1x
Ratio of total long-term debt to
  EBITDA..........................       (d)        (d)      4.2x     13.3x     19.6x     30.6x     16.2x
BALANCE SHEET DATA (AT END OF
  PERIOD):
Total assets......................  $17,121    $17,373    $16,715   $17,052   $14,258   $ 6,948   $ 7,624
Total long-term debt(e)...........    3,430      6,126      3,236     5,147     7,222     1,865     1,868
Shareholders' equity..............    8,160      5,595      8,080     5,731     1,453     1,789     1,078
SELECTED OPERATING DATA:
Number of owned & operated radio
  stations........................       75         81         76        79        39        16        14
Number of owned & operated TV
  stations........................       14         14         14        14        15         5         5

---------------
(a) EBITDA represents income before interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash flow or any other measure of performance reported in accordance with generally accepted accounting principles. The Company uses EBITDA as a key internal performance measure and has included EBITDA as it understands that EBITDA is used by certain investors as one measure of a company's ability to service its debt.

(b) For purposes of determining the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and fixed charges, and fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of deferred financing costs and that portion of rental expenses that management believes to be representative of interest. Additional income before income taxes and minority interest necessary to attain a ratio of 1.0x for the three months ended March 31, 1997 and the years ended December 31, 1997, 1996 and 1994 would be $116 million, $68 million, $302 million and $3 million, respectively.

(c) Additional EBITDA necessary to attain a ratio of 1.0x for the three months ended March 31, 1997 would be $9.0 million.

(d) Not meaningful.

(e) Excludes the current portion of long-term debt and long-term debt allocated to discontinued operations.

                              DESCRIPTION OF NOTES

     The Exchange Notes offered hereby will be issued as a separate series under the Indenture (the "Indenture") dated as of May 20, 1998 between the Company and Citibank, N.A., as trustee (the "Trustee"). The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes (which they replace) except that (i) the Exchange Notes will have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof and (ii) holders of the Exchange Notes will not be entitled to certain rights of holders of Old Notes under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. The Old Notes issued in the Initial Offering and the Exchange Notes offered hereby are referred to collectively as the "Notes."

     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act, as in effect on the date of the Indenture. For definitions of certain capitalized terms used in the following summary, see "-- Certain Definitions."

GENERAL

     Principal of and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee); provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the security register. The Notes will be issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. The Notes will rank equally with all other unsecured and unsubordinated debt of the Company.

TERMS OF THE NOTES

     The Notes will mature on May 20, 2005, will be limited to $500,000,000 aggregate principal amount and will be unsecured senior obligations of the Company. Each Note will bear interest at a rate of 7.15% per annum from May 20, 1998 or from the most recent interest payment date to which interest has been paid or duly provided for, payable on November 20, 1998 and semi-annually thereafter on May 20 and November 20 of each year until the principal thereof is paid or duly provided for to the Person in whose name such Note (or any predecessor Note) is registered at the close of business on the May 1 or November 1 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

     The Notes will be redeemable, at the option of the Company, in whole at any time or in part from time to time, on at least 30 but not more than 60 days prior notice mailed to DTC, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the sum of the present value of the Remaining Scheduled Payments on the Notes to be redeemed discounted to the date of redemption, on a semiannual basis, at the Treasury Rate plus 25 basis points, plus accrued interest thereon to the date of redemption. Interest on the Notes shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

     If money sufficient to pay the redemption price of and accrued interest on all Notes (or portions thereof) to be redeemed on the redemption date is deposited with the Trustee on or before the redemption date and certain other conditions are satisfied, on and after such date, interest will cease to accrue on the Notes (or such portions thereof) called for redemption.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Company.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Chase Securities Inc., and J.P. Morgan Securities Inc. and their respective successors and, at the option of the Company, additional Primary Treasury Dealers; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to any Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

CERTAIN COVENANTS

     The covenants summarized below will be applicable (unless waived or amended) so long as any of the Notes are outstanding.

     Limitation on Liens

     The Company will not itself, and will not permit any Restricted Subsidiary to, incur, issue, assume or guarantee any Debt secured by a Mortgage on any Restricted Property, or by any shares of stock of a Restricted Subsidiary, without effectively providing concurrently with the incurrence, issuance, assumption or guarantee of such secured Debt that the Notes (together with, if the Company shall so determine, any other indebtedness of or guaranteed by the Company or such Restricted Subsidiary then existing or thereafter created ranking on a parity with the Notes) shall be secured equally and ratably with (or prior to) such secured Debt, so long as such Debt shall be so secured, unless, after giving effect thereto, the aggregate principal amount of all such secured Debt (excluding any Debt secured by Mortgages permitted by clauses (a) through (h) below), plus all Attributable Debt of the Company and its Restricted Subsidiaries in respect of sale and lease-back transactions (as defined under "Limitation on Sale and Lease-Backs") involving Restricted Property, but excluding any Attributable Debt in respect of any such sale and lease-back transaction the proceeds of which have been applied in the manner set forth in clause (b) under "Limitation on Sale and Lease-Backs" would not exceed 10% of the Consolidated Adjusted Book Capitalization as determined on the basis of the most recent quarterly consolidated balance sheet of the Company; provided, however, that such restrictions shall not apply to (a) Mortgages existing on the date of the Indenture; (b) Mortgages on property of, or on any shares of stock or indebtedness of, any corporation existing at the time such corporation becomes a Subsidiary; (c) Mortgages on property of, or on any shares of stock or indebtedness of any corporation existing at the time such corporation is merged with or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (d) Mortgages on property existing at the time of the acquisition thereof or to secure the payment of all or any part of the purchase price or construction cost thereof or to secure any indebtedness incurred prior to, at the time of or within six months after, the acquisition or completion of such property for the purpose of financing all or any part of the purchase price or construction cost thereof; (e) Mortgages to secure all or part of the cost of repairing, altering, constructing, improving or developing such property as is, in the opinion of the Board of Directors of the Company, substantially unimproved or to secure indebtedness incurred for the purpose of financing any such cost; (f) Mortgages in favor of the Company or any Restricted Subsidiary;
(g) Mortgages on capital stock issued by, or partnership or other similar interests in, any Subsidiary provided that the Debt secured by such Mortgage is also secured by Mortgages which if incurred by the Company or a Restricted Subsidiary would be covered by clause (d) or (e) of this paragraph on property of such Subsidiary constituting at least 80% of the book value of its tangible assets; or (h) any extension, renewal or replacement (or successive extensions, renewals or replacements) as a whole or in part, of any Mortgage referred to in the foregoing clauses (a) through (g) inclusive; provided that such extension, renewal or replacement Mortgage shall be limited to all or part of the same property that secured the Mortgage extended, renewed or replaced (plus improvements on such property).

     The Mortgage of any Restricted Property of the Company or a Restricted Subsidiary in favor of the United States of America or any department, agency or instrumentality thereof to secure partial, progress, advance or other payments by the Company or any Subsidiary pursuant to the provisions of any contract or statute shall not be deemed to create indebtedness secured by a Mortgage within the meaning of the preceding paragraph.

     Limitation on Sale and Lease-Backs

     The Company will not itself, and will not permit any Restricted Subsidiary to, enter into any arrangements with any bank, insurance company or other lender or investor (not including the Company or any Restricted Subsidiary), or to which any such lender or investor is a party providing for the leasing by the Company or such Restricted Subsidiary for a period, including renewals, in excess of three years of any Restricted Property which has been owned for more than six months by the Company or such Restricted Subsidiary and which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such Restricted Property (a "sale and lease-back transaction") unless either (a) the Company or such Restricted Subsidiary could, under the restrictions described under "Limitation on Liens" above, create Debt secured by a Mortgage on the Restricted Property to be leased in an amount equal to the Attributable Debt with respect to such sale and lease-back transaction without equally and ratably securing the Notes; or
(b) the Company, within six months after the sale or transfer shall have been made, applies an amount equal to the greater of (i) the net proceeds of the sale of the Restricted Property leased pursuant to such arrangement or (ii) the fair market value of the Restricted Property so leased at the time of entering into such arrangement (as determined by the Board of Directors of the Company) to the retirement of Funded Debt of the Company ranking on a parity with the Notes (except that no retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund or prepayment provision).

     Other than the restrictions on liens and sale and lease-back transactions described above, the Indenture and the Notes will not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving the Company.

CERTAIN DEFINITIONS

     Certain terms defined in Section 1.1 of the Indenture are summarized below.

     "Attributable Debt" means, as to any particular lease, the total net amount of rent (discounted from the due dates thereof at the weighted average Yield to Maturity of the Notes outstanding under the Indenture, such average being weighted by the principal amount of the Notes) required to be paid by the lessee during the remaining term thereof, excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such rent will also include the amount of such penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. In the case of any lease under which the amount of rent is indeterminable (e.g., where rent is based on sales or profits), the net amount of rent required to be paid will be the amount of rent paid during the preceding fiscal year.

     "Consolidated Adjusted Book Capitalization" means, as to any Person, the Consolidated Total Debt of such Person plus its shareholders' equity and any Preferred Stock or other capital stock classified under generally accepted accounting principles (as in effect on the date of the Indenture) as being subject to redemption and not included in its shareholders' equity, plus minority interests in its Subsidiaries.

     "Consolidated Total Debt" means as to any Person, the total Debt of such Person and its Subsidiaries computed and consolidated in accordance with generally accepted accounting principles (as in effect on the date of the Indenture).

     "Debt" means (i) all obligations represented by notes, bonds, debentures or similar evidences of indebtedness; (ii) all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any deferred purchase price, on normal trade terms; and (iii) all rental obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles (as in effect on the date of the Indenture), recorded as capital leases.

     "Funded Debt" means all indebtedness for borrowed money having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendable beyond 12 months from such date at the option of the borrower.

     "Mortgage" means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means as to any Person, capital stock of such Person that has a preference as to dividends or upon liquidation over the common stock of such Person.

     "Restricted Property" means all land, buildings, machinery and equipment and leasehold interests and improvements which would be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries prepared in accordance with generally accepted accounting principles (as in effect on the date of the Indenture), excluding (i) all such property located outside the United States; (ii) all rights, contracts and other intangible assets of any nature whatsoever; (iii) all inventories, other current assets and films, programs and film and program rights; and (iv) the real property comprising the Company's headquarters building on West 52nd Street, New York, New York, and the real property comprising the studio facilities in Studio City, California, owned by Radford Studio Center Inc.

     "Restricted Subsidiary" means any Subsidiary other than (i) a Subsidiary substantially all the tangible properties of which are located, or substantially all the operations of which are located or conducted, outside the United States; (ii) a Subsidiary the principal business of which consists of one or more of the following: (A) investing in, developing or otherwise dealing in or with real estate or providing services directly related thereto, (B) financing, including without limitation, lending on the security of, purchasing or discounting (with or without recourse), receivables, leases, obligations or other claims arising from or in connection with the purchase or sale of products or services or (C) leasing any form of property; or (iii) a Subsidiary the consolidated assets of which do not include Restricted Property.

     "Subsidiary" of any specified corporation means any corporation at least a majority of whose outstanding voting stock shall at the time be owned, directly or indirectly, by the specified corporation or by one or more of its Subsidiaries, or both.

     "Yield to Maturity" means the yield to maturity on the Notes, calculated at the time of issuance of the Notes, or if applicable, at the most recent redetermination of interest on the Notes, in accordance with accepted financial practice.

EVENTS OF DEFAULT; WAIVER AND NOTICE THEREOF

     An Event of Default is defined in the Indenture as being any one of the following events: (a) default for 30 days in payment of any interest on the Notes; (b) default in payment of principal of or any premium on the Notes at maturity; (c) default by the Company in the performance of any other covenant or warranty contained in the Indenture in respect of the Notes which shall not have been remedied for a period of 90 days after notice is given as specified in the Indenture; and (d) certain events of bankruptcy, insolvency and reorganization of the Company.

     The Indenture provides that if an Event of Default described in clause (a),
(b) or (c) above shall have occurred and be continuing with respect to the Notes, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of all the Notes and the interest accrued thereon, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium or any interest on, the Notes and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the Notes then outstanding. If an Event of Default specified in clause (d) above occurs and is continuing, then the principal of and accrued interest on all outstanding Notes shall automatically become and be immediately due and payable without any other act on the part of the Trustee or any holder of Notes.

     Under the Indenture, the Trustee must give notice to the holders of the Notes known to it within 90 days after such a default occurs, unless such default shall have been cured or waived; provided that in the case of a default described in clause (c) above, no such notice shall be given until at least 90 days after such default occurs and provided further that, except in the case of default in the payment of principal of or any interest on any of the Notes, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Notes. For the purpose of this paragraph, the term default includes the events specified above without notice or grace periods.

     No holder of the Notes may institute any action under the Indenture unless
(a) such holder shall have given the Trustee written notice of a continuing Event of Default; (b) the holders of not less than 25% in aggregate principal amount of the Notes then outstanding shall have requested the Trustee to institute proceedings in respect of such Event of Default; (c) such holder or holders shall have offered the Trustee such indemnity as the Trustee may require; (d) the Trustee shall have failed to institute an action for 60 days thereafter; and (e) no inconsistent direction shall have been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of the Notes.

     The holders of a majority in aggregate principal amount of the Notes then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes. The Indenture provides that, in case an Event of Default shall occur and be continuing, the Trustee, in exercising its rights and powers under the Indenture, will be required to use the degree of care of a prudent person in the conduct of such person's own affairs. The Indenture further provides that the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Indenture.

     The Company must furnish to the Trustee within 120 days after the end of each fiscal year a statement to the effect that a review of the activities of the Company during such year and of its performance under the Indenture and the terms of the Notes has been made and, to the best of the knowledge of the signatory of such statement based on such review, the Company is not in default in the performance and observance of the terms of the Indenture or, if the Company is in default, specifying such default.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that the Company may not consolidate or merge with any other corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless (a) the successor shall be organized and existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture the due and punctual payment of the principal of and any premium or any interest on the Notes and the performance of every covenant in the Indenture on the part of the Company to be performed or observed; (b) immediately after giving effect to such transaction, no Event of Default and no event which after notice or lapse of time or both, would become an Event of Default shall have happened and be continuing; and (c) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction. In case of any such consolidation, merger, conveyance or transfer, such successor will succeed to and be substituted for the Company as obligor on the Notes, with the same effect as if it had been named in the Indenture as the Company.

MODIFICATION OF THE INDENTURE

     With certain exceptions, the Indenture or the rights of the holders of the Notes may be modified by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Notes affected by such modification then outstanding, but no such modification may be made which would (a) change the maturity of any payment of principal of or any premium or any installment of interest on the Notes, reduce the principal amount thereof or the interest or any premium thereon, change the method of computing the amount of principal thereof or interest thereon on any date, change any place of payment where, or the coin or currency in which, the Notes or any premium or interest thereon is payable or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be); (b) reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is required for any such modification or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture; or (c) modify any of the provisions of certain sections of the Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Note affected thereby.

DEFEASANCE OF NOTES AND CERTAIN COVENANTS

     The Company, at its option, either (a) will be discharged from any and all obligations with respect to the Notes (except for certain obligations to register the transfer or exchange of the Notes, replace stolen, lost or mutilated Notes, maintain paying agencies and hold moneys for payment in trust) or (b) will cease to be under any obligation to comply with certain restrictive covenants of the Indenture (as described under "Certain Covenants" and "Consolidation, Merger, Sale or Conveyance") with respect to the Notes, upon the deposit with the Trustee, in trust, of money or the equivalent in United States Treasury Securities or securities of United States government agencies backed by the full faith and credit of the United States, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of and interest on the Notes on the dates such payments are due in accordance with the terms of the Notes. To exercise any such option, no Event of Default or event which with notice or lapse of time would become an Event of Default with respect to the Notes shall have occurred and be continuing. The Company is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the Notes to recognize income, gain or loss for Federal income tax purposes and, in the case of a discharge pursuant to clause (a), accompanied by a ruling to such effect from the United States Internal Revenue Service.

                         BOOK-ENTRY; DELIVERY AND FORM

     Notes initially will be represented by a single, permanent global note in definitive, fully registered book-entry form for the Notes (a "Global Security") which will be registered in the name of a nominee of DTC and deposited on behalf of purchasers of the Notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they may direct) at DTC.

     The Global Security. The Company expects that pursuant to procedures established by DTC (a) upon deposit of the Global Security, DTC or its custodian will credit on its internal system portions of the Global Security which shall be comprised of the corresponding respective amounts of the Global Security to the respective accounts of persons who have accounts with such depositary and
(b) ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined below)) and the records of Participants (with respect to interests of persons other than Participants). Qualified institutional buyers (as defined in Rule 144A under the Securities
Act) ("QIBs") may hold their interests in the Global Security directly through DTC if they are persons who have accounts with DTC ("Participants") in such system, or indirectly through organizations which are Participants in such system.

     So long as DTC or its nominee is the registered owner or holder of any of the Notes, DTC or such nominee will be considered the sole owner or holder of such Notes represented by the Global Security for all purposes under the Indenture and under the Notes represented thereby. No beneficial owner of an interest in the Global Security will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Indenture.

     Payments of the principal of and interest on the Notes represented by the Global Security will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of the principal of and interest (including Additional Interest) on the Notes represented by the Global Security, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Security as shown in the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Security held through such Participants will be governed by standing instructions and customary practice as is now the case with security held for the accounts of customers registered in the names of nominees for such customers. Such payment will be the responsibility of such Participants.

     Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated security for any reason, including to sell Notes to persons in states which require physical delivery of such security or to pledge such security, such holder must transfer its interest in the Global Security in accordance with the normal procedures of DTC and in accordance with the procedures set forth in the Indenture.

     DTC has advised the Company that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more

Participants to whose account the DTC interests in the Global Security are credited and only in respect of the aggregate principal amount as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Security for certificated security, which it will distribute to its Participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold security for its Participants and facilitates the clearance and settlement of security transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include security brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interests among Participants of DTC, Euroclear and Cedel, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. Interests in the Global Security will be exchanged for certificated securities if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Security, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 40 days, or (ii) an Event of Default has occurred and is continuing with respect to the Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate certificated securities to be delivered.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Old Notes were originally sold by the Company on May 20, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Notes to qualified institutional buyers in reliance on Rule 144A under the Securities. As a condition to the Purchase Agreement, the Company and the Initial Purchasers entered into the Registration Rights Agreement on May 20, 1998, the date of the Initial Offering (the "Issue Date").

     The Registration Rights Agreement provides that: (i) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will file the Exchange Offer Registration Statement with the Commission on or prior to 60 days after the Issue Date, (ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will use its best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 150 days after the Issue Date and
(iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, the Company will commence the Exchange Offer and use its best efforts to issue, on or prior to 45 days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer. The Exchange Offer is being made to satisfy certain of the contractual obligations of the Company under the Registration Rights Agreement and the Purchase Agreement.

     If the Company fails to issue Exchange Notes in exchange for all Notes properly tendered and not withdrawn in the Exchange Offer within 45 days of the effective date of the Exchange Offer Registration Statement (a "Registration Default"), then the Company shall pay as liquidated damages additional interest ("Additional Interest") on the Notes as to which the Registration Default exists as set forth herein. If a Registration Default exists with respect to the Notes, the interest rate on such Notes will increase, with respect to the first 90-day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default, .25% per annum, such interest rate increasing by an additional .25% per annum at the beginning of each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum rate of Additional Interest of 1.00% per annum. Upon the issuance of Exchange Notes in exchange for all Notes properly tendered and not withdrawn in the Exchange Offer, Additional Interest as a result of the Registration Default shall cease to accrue (but any accrued amount shall be payable) and the interest rate on the Notes will revert to the original rate.

     Following the consummation of the Exchange Offer, holders of the Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not have any further registration rights and such Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Old Notes could be adversely affected.

     If (i) the Company is not permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, (ii) the Exchange Offer is not for any other reason consummated within 180 days after the Issue Date, (iii) any holder of Notes notifies the Company within a specified time period that (a) due to a change in law or policy it is not entitled to participate in the Exchange Offer, (b) due to a change in law or policy it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or (c) it is a broker-dealer and owns Notes acquired directly from the Company or an affiliate of the Company, or (iv) the holders of a majority in aggregate principal amount of the Notes may not resell the Exchange Notes acquired by them in the Exchange Offer to the public without restriction under the Securities Act and without restriction under applicable blue sky or state securities laws, the Company will file with the Commission a shelf registration statement to cover resales of the Transfer Restricted Notes (as defined herein) by the holders hereto. The Company will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the Commission.

     For purposes of the foregoing, "Transfer Restricted Notes" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer referred to in (ii) below for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of a Note for an Exchange Note, the date on which such Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the Exchange Offer Registration Statement, as amended or supplemented, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement, (iv) the date on which such
Note is eligible for distribution to the public pursuant to Rule 144(k) under the Securities Act (or any similar provision then in force, but not Rule 144A under the Securities Act), (v) the date on which such Note shall have been otherwise transferred by the holder thereof and a new Note not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such Note shall not require registration or qualification under the Securities Act or any similar state law then in force or
(vi) such Note ceases to be outstanding.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Old Notes except that (i) the Exchange Notes bear a different CUSIP Number from the Old Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Old Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture.

     The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. As of the date of this Prospectus, $500,000,000 aggregate principal amount of Old Notes were outstanding.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the Pennsylvania Business Corporation Law or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
            , 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

     Any such extension, delay in acceptance, termination or amendment will be followed promptly by oral (confirmed in writing) or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will bear interest from their date of issuance. Holders of Old Notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the Exchange Notes. Such interest will be paid with the first interest payment on the Exchange Notes on November 20, 1998. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the Exchange Notes.

     Interest on the Exchange Notes is payable semi-annually on each May 20 and November 20, commencing on November 20, 1998.

PROCEDURES FOR TENDERING

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. For a holder to validly tender Old Notes pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal, and any other required documents must be received by the Exchange Agent at the address set forth under "Exchange Agent" prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, prior to 5:00 p.m., New York City time, on the Expiration Date, either (a) certificates for tendered Old Notes must be received by the Exchange Agent at such address or (b) such Old Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Exchange Agent, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal). The term "Agent's Message" means a message, transmitted by the book-entry transfer facility, The Depository Trust Company (the "Book-Entry Transfer Facility"), to and received by the Exchange Agent and forming a part of a book-entry confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against such participant.

     By tendering, each holder of Old Notes will represent to the Company that, among other things, (i) the Exchange Notes to be acquired by such holder of Old Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, (iii) except as otherwise disclosed in writing, such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, and (iv) such holder acknowledges and agrees that any person participating in the Exchange Offer with the intention or for the purpose of distributing the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the Exchange Notes acquired by such person and cannot rely on the position of the Staff of the Commission set forth in the no-action letters that are discussed under "Resale of the Exchange Notes." In addition, by accepting the Exchange Offer, such holder will (i) represent and warrant that, if such holder is a Participating Broker-Dealer, such Participating Broker-Dealer acquired the Old Notes for its own account as a result of market-making activities or other trading activities and has not entered into any arrangement or understanding with the Company or any "affiliate" of the Company (within the meaning of Rule 405 under the Securities
Act) to distribute the Exchange Notes to be received in the Exchange Offer, and
(ii) acknowledges that, by receiving Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired as a result of market-making activities or other trading activities, such Participating Broker-Dealer will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

     The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the Letter of Transmittal.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agent Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each a "Medallion Signature Guarantor"), unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of a member firm of a registered national securities exchange, a member of the NASD or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Old Notes with the signature thereon guaranteed by a Medallion Signature Guarantor.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at the Book-Entry Transfer Facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Old Notes by causing such Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee (or, in the case of book-entry transfer, an Agent's Message in lieu thereof) and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Old Notes and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, (ii) who cannot deliver their Old Notes, the Letter of Transmittal (or, in the case of book-entry transfer, an Agent's Message) or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer (including delivery of an Agent's Message), prior to the Expiration Date, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution (i) an Agent's Message with respect to guaranteed delivery that is accepted by the Company, or (ii) a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes (or a confirmation of book-entry transfer of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal or facsimile thereof (or, in the case of book-entry transfer, an Agent's Message), as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number(s) and principal amount of such Old Notes, or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Old Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries;

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in its sole discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see
"-- Withdrawal of Tenders") or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn.

EXCHANGE AGENT

     Citibank, N.A. has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                                 CITIBANK, N.A.

                 By Mail:                           By Overnight Delivery:                        By Hand:
              Citibank, N.A.                            Citibank, N.A.                         Citibank, N.A.
  c/o Citicorp Data Distributions, Inc.      c/o Citicorp Data Distributions, Inc.         Corporate Trust Window
              P.O. Box 7072                             404 Sette Drive                  111 Wall Street, 5th Floor
        Paramus, New Jersey 07653                  Paramus, New Jersey 07652              New York, New York 10043
                                             Facsimile for Eligible Institutions:
                                                        (201) 262-3240
                                                 Facsimile Confirmation Only:
                                                        (800) 422-2077
                                                       For Information:
                                                        (800) 422-2077

     DELIVERY TO AN ADDRESS OTHER THAN SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by officers and regular employees of the Company and its affiliates or their agents.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Old Notes, which is the original principal amount, plus accretion thereon, as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. Certain expenses of the Exchange Offer will be amortized over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     The Old Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Old Notes may be resold only (i) to the Company (upon redemption thereof or otherwise),
(ii) so long as the Old Notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALE OF THE EXCHANGE NOTES

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that a holder or other person who receives Exchange Notes, whether or not such person is the holder (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) who receives Exchange Notes in exchange for Old Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. For a description of the procedures for such resales by Participating Broker-Dealers, see "Plan of Distribution."

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion, insofar as it describes statements of law or legal conclusions, fairly describes the material U.S. federal income tax consequences expected to result to holders whose Old Notes are exchanged for Exchange Notes in the Exchange Offer. This discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below.

     For U.S. federal income tax purposes, the exchange of Old Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as a taxable transaction for federal income tax purposes. As a result, there will be no federal income tax consequences to holders exchanging Old Notes for Exchange Notes pursuant to the Exchange Offer. A holder will have the same adjusted basis and holding period in the Exchange Notes as it had in the Old Notes immediately before the exchange.

     THE FOREGOING DISCUSSION IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, TREASURY REGULATIONS, RULING AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE. ANY SUCH CHANGES MAY BE APPLIED RETROACTIVELY IN A MANNER THAT COULD ADVERSELY AFFECT HOLDERS EXCHANGING NOTES. EACH HOLDER OF NOTES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OF EXCHANGING OLD NOTES FOR EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 90 days after the Expiration Date, they will make this Prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale. In addition, until
            , 1998 (90 days after the commencement of the Exchange Offer), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sales of the Exchange Notes by Participating Broker-Dealers. Exchange Notes received by Participating Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 90 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

     The validity of the Notes being offered hereby are being passed upon for the Company by Louis J. Briskman, Esq., Executive Vice President and General Counsel of the Company. Certain other matters in connection with the Exchange Offer are being passed upon for the Company by Weil Gotshal & Manges LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1997 and December 31, 1996 and for the years then ended and as of December 31, 1995 and for the year then ended, have been audited by KPMG Peat Marwick LLP and PricewaterhouseCoopers LLP, independent certified public accountants, respectively, as stated in their reports appearing elsewhere, and incorporated by reference herein.

===================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION CONTAINED IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Available Information...............    2
Documents Incorporated by
  Reference.........................    2
Summary.............................    3
Risk Factors........................   11
Use of Proceeds.....................   14
Capitalization......................   15
Selected Financial and Operating
  Data..............................   16
Description of Notes................   17
Book-Entry; Delivery and Form.......   23
The Exchange Offer..................   25
Certain U.S. Federal Income Tax
  Considerations....................   32
Plan of Distribution................   33
Legal Matters.......................   33
Experts.............................   33

===================================================
===================================================

                                  $500,000,000

                                      LOGO
                          7.15% SENIOR NOTES DUE 2005
                       ---------------------------------
                                   PROSPECTUS
                       ---------------------------------
                                               , 1998

              ===================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     CBS Corporation (the "Company") is incorporated under the laws of the Commonwealth of Pennsylvania.

     Section 1741 of the Pennsylvania Business Corporation Law ("PBCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 1742 of the PBCL empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another corporation or enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of the action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, provided that indemnification will not be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless there is a judicial determination that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1743 of the PBCL provides that to the extent that a representative of a corporation has been successful on the merits or otherwise in defense of any Proceeding, or in defense of any claim, issue or matter therein, he or she will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

     Section 1745 of the PBCL provides that expenses (including attorneys' fees) incurred in defending a Proceeding may be paid by the corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation.

     Section 1746 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of the PBCL will not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise. However, Section 1746 also provides that such indemnification will not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     The Company provides for indemnification of its directors and officers pursuant to Article ELEVENTH of its Articles of Incorporation and Article XVII(B) of the Company's By-laws. Article ELEVENTH of the Company's Articles of Incorporation and Article XVII(B) of the Company's By-laws provide in effect that, with respect to Proceedings based on acts or omissions on or after January 27, 1987, and unless prohibited by applicable law, the Company will indemnify directors and officers against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any such Proceedings (subject to certain limitations in the case of actions by such persons against the Company). Under Article XVII(B), the Company will also advance amounts to any director or officer during the pendency of any such Proceedings against expenses incurred in connection with such Proceedings, provided that, if required by law, the Company receives an undertaking to repay such amount if it is ultimately determined that such person is not entitled to be indemnified under such Article. The indemnification provided for in such Articles is in addition to any rights to which any director or officer may otherwise be entitled. Article XVII(B) of the Company's By-laws provides that the right of a director or officer to such indemnification and advancement of expenses will be a contract right and further provides procedures for the enforcement of such right.

     As authorized by Article ELEVENTH of its Articles, the Company has purchased directors' and officers' liability insurance policies indemnifying its directors and officers and the directors and officers of its subsidiaries against claim and liabilities (with stated exceptions) to which they may become subject by reason of their positions with the Company or its subsidiaries as directors and officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A)  EXHIBITS

 3(a)          --   Restated Articles of Incorporation of the Company, as
                    amended to December 11, 1997 (filed as Exhibit 3(b) to the
                    Company's Annual Report on Form 10-K for the year ended
                    December 31, 1997) (the "1997 10-K").*
  (b)          --   By-laws of the Company, as amended to May 6, 1998 (filed as
                    Exhibit 4.2 to Post-effective Amendment No. 1 to the
                    Company's Registration Statement No. 333-30127 on Form
                    S-8).*
 4(a)          --   Indenture for the 7.15% Senior Notes due 2005 (the "Old
                    Notes") and 7.15% Senior Notes due 2005, (the "Exchange
                    Notes"), dated as of May 20, 1998 between the Company and
                    Citibank, N.A., as trustee.
  (b)          --   Form of Old Note (included in Exhibit 4(a)).
  (c)          --   Form of Exchange Note (included in Exhibit 4(a)).
  (d)          --   Registration Rights Agreement dated as of May 20, 1998 among the Company and Merrill Lynch, Pierce, Fenner & Smith
                    Incorporated, Chase Securities Inc. and J.P. Morgan
                    Securities Inc.
  (e)          --   The Company undertakes to furnish the Securities and
                    Exchange Commission, upon request, a copy of all instruments with respect to long-term debt not filed herewith.
 5(a)          --   Opinion of Louis J. Briskman, Esq., General Counsel of the
                    Company, as to the validity of the Exchange Notes to be
                    issued by the Company.
  (b)          --   Opinion of Weil, Gotshal & Manges LLP.
12             --   Statement of Computation of Ratios of Earnings to Fixed
                    Charges.
23(a)          --   Consent of KPMG Peat Marwick LLP.
  (b)          --   Consent of PricewaterhouseCoopers LLP.
  (c)          --   Consent of Louis J. Briskman, Esq. (included in the opinion filed as Exhibit 5(a) to this Registration Statement).
  (d)          --   Consent of Weil, Gotshal & Manges LLP (included in the
                    opinion filed as Exhibit 5(b) to this Registration
                    Statement).
24             --   Power of Attorney (included on signature pages of this Part
                    II).
25             --   Statement of Eligibility and Qualification of Citibank,
                    N.A., as Trustee on Form T-1 with respect to the 7.15%
                    Senior Subordinated Notes due 2005.
99.1           --   Form of Letter of Transmittal.
99.2           --   Form of Notice of Guaranteed Delivery.
99.3           --   Form of Instructions to Registered Holders and/or Book-Entry
                    Facility Participant from Beneficial Owner.
99.4           --   Form of Exchange Agent Agreement.

---------------

 * Incorporated herein by reference.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York, on this 7th day of July, 1998.

                                          CBS CORPORATION

                                          By: /s/  FREDRIC G. REYNOLDS
                                            ------------------------------------
                                                   FREDRIC G. REYNOLDS
                                               EXECUTIVE VICE PRESIDENT AND
                                                 CHIEF FINANCIAL OFFICER

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael H. Jordan, Mel Karmazin, Fredric G. Reynolds, Louis J. Briskman and Carol V. Savage, and each of them, with full power to act without the other, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant named below and in the capacities indicated, on the dates indicated.

                  SIGNATURE                                  TITLE                        DATE
                  ---------                                  -----                        ----
            /s/ MICHAEL H. JORDAN              Chairman and Chief Executive           July 7, 1998
---------------------------------------------  Officer and Director (Principal
             (MICHAEL H. JORDAN)               Executive Officer)

           /s/ FREDRIC G. REYNOLDS             Executive Vice President and Chief     July 7, 1998
---------------------------------------------  Financial Officer (Principal
            (FREDRIC G. REYNOLDS)              Financial Officer)

             /s/ CAROL V. SAVAGE               Vice President and Chief               July 7, 1998
---------------------------------------------  Accounting Officer (Principal
              (CAROL V. SAVAGE)                Accounting Officer)

           /s/ ROBERT E. CAWTHORN              Director                               July 7, 1998
---------------------------------------------
            (ROBERT E. CAWTHORN)

           /s/ GEORGE H. CONRADES              Director                               July 7, 1998
---------------------------------------------
            (GEORGE H. CONRADES)

           /s/ MARTIN C. DICKINSON             Director                               July 7, 1998
---------------------------------------------
            (MARTIN C. DICKINSON)

           /s/ WILLIAM H. GRAY III             Director                               July 7, 1998
---------------------------------------------
            (WILLIAM H. GRAY III)

                  SIGNATURE                                  TITLE                        DATE
                  ---------                                  -----                        ----
              /s/ MEL KARMAZIN                 President and Chief Operating          July 7, 1998
---------------------------------------------  Officer and Director
               (MEL KARMAZIN)

               /s/ JAN LESCHLY                 Director                               July 7, 1998
---------------------------------------------
                (JAN LESCHLY)

           /s/ DAVID T. MCLAUGHLIN             Director                               July 7, 1998
---------------------------------------------
            (DAVID T. MCLAUGHLIN)

          /s/ RICHARD R. PIVIROTTO             Director                               July 7, 1998
---------------------------------------------
           (RICHARD R. PIVIROTTO)

            /s/ RAYMOND W. SMITH               Director                               July 7, 1998
---------------------------------------------
             (RAYMOND W. SMITH)

             /s/ DR. PAULA STERN               Director                               July 7, 1998
---------------------------------------------
              (DR. PAULA STERN)

            /s/ ROBERT D. WALTER               Director                               July 7, 1998
---------------------------------------------
             (ROBERT D. WALTER)

                                 EXHIBIT INDEX

EXHIBIT                                                                              EXEMPTION
NUMBER                                         DESCRIPTION                           INDICATION
-------                                        -----------                           ----------
 3(a)             --   Restated Articles of Incorporation of the Company, as
                       amended to December 11, 1997 (filed as Exhibit 3(b) to the
                       Company's Annual Report on Form 10-K for the year ended
                       December 31, 1997) (the "1997 10-K").*......................
  (b)             --   By-laws of the Company, as amended to May 6, 1998 (filed as
                       Exhibit 4.2 to Post-effective Amendment No. 1 to the
                       Company's Registration Statement No. 333-30127 on Form
                       S-8).*......................................................
 4(a)             --   Indenture for the 7.15% Senior Notes due 2005 (the "Old
                       Notes") and 7.15% Senior Notes due 2005, (the "Exchange
                       Notes"), dated as of May 20, 1998 between the Company and
                       Citibank, N.A., as trustee..................................
  (b)             --   Form of Old Note (included in Exhibit 4(a)).................
  (c)             --   Form of Exchange Note (included in Exhibit 4(a))............
  (d)             --   Registration Rights Agreement dated as of May 20, 1998 among the Company and Merrill Lynch, Pierce, Fenner & Smith
                       Incorporated, Chase Securities Inc. and J.P. Morgan
                       Securities Inc. ............................................
  (e)             --   The Company undertakes to furnish the Securities and
                       Exchange Commission, upon request, a copy of all instruments with respect to long-term debt not filed herewith...........
 5(a)             --   Opinion of Louis J. Briskman, Esq., General Counsel of the
                       Company, as to the validity of the Exchange Notes to be
                       issued by the Company.......................................
  (b)             --   Opinion of Weil, Gotshal & Manges LLP.......................
12                --   Statement of Computation of Ratios of Earnings to Fixed
                       Charges.....................................................
23(a)             --   Consent of KPMG Peat Marwick LLP............................
  (b)             --   Consent of PricewaterhouseCoopers LLP.......................
  (c)             --   Consent of Louis J. Briskman, Esq. (included in the opinion filed as Exhibit 5(a) to this Registration Statement).......
  (d)             --   Consent of Weil, Gotshal & Manges LLP (included in the
                       opinion filed as Exhibit 5(b) to this Registration
                       Statement)..................................................
24                --   Power of Attorney (included on signature pages of this Part
                       II).........................................................
25                --   Statement of Eligibility and Qualification of Citibank,
                       N.A., as Trustee on Form T-1 with respect to the 7.15%
                       Senior Subordinated Notes due 2005..........................
99.1              --   Form of Letter of Transmittal...............................
99.2              --   Form of Notice of Guaranteed Delivery.......................
99.3              --   Form of Instructions to Registered Holders and/or Book-Entry
                       Facility Participant from Beneficial Owner..................
99.4              --   Form of Exchange Agent Agreement............................

---------------

 * Incorporated herein by reference.